Exhibit 10.30

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the [DAY] day of [MONTH], 2012, by and between David L. Patty, Jr. (the “Executive”) and Energy and Exploration Partners, LLC (the “Company”).

WHEREAS, the Company desires to retain the services of Executive, and Executive desires to be employed by the Company, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment.

1.1 Acceptance. The Company hereby agrees to employ Executive and Executive accepts such employment as Executive Vice President – Land and Business Development, subject to the supervision and direction of the Company and the policies adopted from time to time by Company.

1.2 Term. Executive’s employment under this Agreement shall begin on the date of execution of this Agreement and continue until the third anniversary thereof, unless sooner terminated as provided in this Agreement; provided that, on such anniversary and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least thirty (30) days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Term.”

2. Duties. During the Term, Executive shall serve as Executive Vice President – Land and Business Development of the Company, reporting to the President. In such position, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the President, which duties, authority and responsibility are consistent with Executive’s position. The Executive shall, if requested, also serve as an officer or director of any affiliate of the Company for no additional compensation. During the Term, Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board of Directors of Energy & Exploration Partners, Inc. (the “Board”). Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Audit Committee of the Board in accordance with the Code of Business Conduct and Ethics of Energy & Exploration Partners, Inc., and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

3. Compensation.

3.1 Base Salary. In consideration of the performance of Executive’s duties hereunder, the Company will pay to Executive during the Term, and Executive agrees to accept from the Company, an annual salary of $225,000.00 (the “Base Salary”), payable in periodic installments in accordance with the Company’s customary payroll practices, subject to the terms and conditions of this Agreement. Executive’s Base Salary may be increased, but not decreased, at the discretion of the Company.

3.2 Bonus. As additional compensation for the performance of Executive’s duties under this Agreement, during the Term, Executive may be eligible for an annual cash bonus (“Bonus”). The decision to provide any Bonus and the amount of any Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board; provided, however, that the maximum annual Bonus for which Executive will be eligible for any one year shall not exceed one (1) times Executive’s Base Salary for such year.

3.3 Stock Incentive Plan. As additional compensation for the performance of Executive’s duties under this Agreement, and as additional consideration for Executive’s agreement to be bound by the restrictive covenants set forth in Section 6, Executive shall be eligible to participate in the Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan (the “Stock Incentive Plan”) or any successor plan, subject to the terms of the Stock Incentive Plan or successor plan, as determined by the Committee (as defined in the Stock Incentive Plan), in its discretion.

3.4 Fringe Benefits and Perquisites. During the Term of this Agreement, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company, including without limitation:

3.4.1 Reimbursement for Continuing Education. The Company shall reimburse Executive for reasonable expenses incurred for continuing education courses (i) necessary to maintain any certifications or licenses Executive may hold relating to his position with the Company, or (ii) that are otherwise related to Executive’s position with the Company. Such courses shall be subject to approval by the Company, and the reimbursement under this paragraph shall be limited to $5,000 per calendar year.

3.4.2 Reimbursement for Financial and Tax Counseling Services. The Company shall reimburse Executive for reasonable expenses incurred for financial and tax counseling services, not to exceed $15,000 per calendar year.

3.4.3 Reimbursement for Health Club Membership. The Company shall reimburse Executive for reasonable dues and expenses of maintaining his health club membership, not to exceed $2,500 per calendar year.

3.4.4 Annual Physical Examination. Once each calendar year during the Term, including any renewal, the Company shall pay for a complete physical examination for Executive at the Cooper Clinic, or a comparable facility in the Dallas/Fort Worth, Texas area.

The Company reserves the right to amend or cancel any fringe benefits and perquisites at any time in its sole discretion.

3.5 Employee Benefits. During the Term of this Agreement, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company or an affiliate, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company or the appropriate affiliate reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.6 Expenses. During the Term of this Agreement, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy.

3.7 Vacation and Holidays. During the Term of this Agreement, Executive shall be entitled to four (4) weeks of paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

3.8 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or an affiliate which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or an affiliate pursuant to any such law, government regulation or stock exchange listing requirement).

4. Termination of Employment.

4.1 Definitions. For the purposes of this Agreement:

4.1.1 “Cause” shall mean a finding by the Company, in its sole discretion, of: (i) the commission by Executive of an act of fraud, dishonesty, theft or embezzlement against the Company or an affiliate (the Company and its affiliates shall be referred to herein collectively as the “Controlled Group”) or any customer or client thereof, (ii) a breach of Section 6 or the unauthorized disclosure of Confidential Information which disclosure Executive knew or reasonably should have known would result in material damage to the Controlled Group; (iii) a conviction of Executive (or a plea of nolo contendere in lieu thereof) for: (a) a felony or (b) a crime involving fraud, dishonesty or moral turpitude; (iv) intentional misconduct as an Executive of the Company, including, but not limited to, intentional violation by Executive of policies of the Company or failure to comply with any valid directive of the Board, which policies or directives are neither illegal (or do not involve illegal conduct) nor do they require Executive to violate reasonable business ethical standards; (v) Executive’s failure to perform Executive’s duties, or Executive’s taking action or engaging in conduct adverse to the interests of the Controlled Group or its assets, business or business opportunities, including, without limitation, gross negligence; (vi) breach or violation of Section 6; or (vii) a material breach by Executive of one or more terms of this Agreement, other than those in Sections 5 and/or 6, which the Company may, in its sole discretion, offer Executive up to thirty (30) days to cure to the Company’s satisfaction.

4.1.2 “Disability” shall be defined in accordance with the Company’s or its affiliates’ then-applicable benefit plan documents.

4.1.3 “Good Reason” means the occurrence of any of the following, in each case during the Term without Executive’s written consent:

(i) a reduction in Executive’s Base Salary;

(ii) a reduction in Executive’s Bonus opportunity;

(iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles, except for required travel on Company business to an extent substantially consistent with Executive’s business travel obligations as of the date of relocation;

(iv) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Executive and the Company;

(v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi) a material, adverse change in Executive’s title, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Controlled Group’s size, status as a public company and capitalization as of the date of this Agreement; or

(vii) a material adverse change in the reporting structure applicable to Executive.

4.1.4 “Termination Date” means:

(i) If Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(ii) If Executive’s employment hereunder is terminated on account of the Executive’s Disability, as defined above, the date that Executive ceases to perform services as an active employee;

(iii) If the Company terminates Executive’s employment hereunder for Cause, the date the Termination Notice is delivered to Executive;

(iv) If the Company terminates Executive’s employment hereunder without Cause, the date specified in the Termination Notice;

(v) If Executive terminates Executive’s employment hereunder with or without Good Reason, the date specified in Executive’s Termination Notice or, if the Company changes such date in accordance with Section 4.15 hereof, the date determined by the Company; and

(vi) If Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1.2, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.5 “Termination Notice” means a written notice which: (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifies the effective date of termination of employment which, if submitted by Executive, except as provided in Section 4.5, shall be at least sixty (60) days following the date of such notice; provided, however, that in the event that Executive delivers a Termination Notice to the Company, the Company may, in its sole discretion, change the effective date of termination of employment to any date that occurs following the date of Company’s receipt of such Termination Notice (even if such date is prior to the date specified in such Termination Notice). A Termination Notice submitted by the Company may provide for an effective date of termination of employment on the date Executive receives the Termination Notice, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Termination Notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

4.1.6 “Voluntary Termination” shall mean the termination by Executive of Executive’s employment with the Company other than: (i) due to death or Disability, as defined above; (ii) simultaneous with termination for Cause; (iii) simultaneous with or following an event which, whether or not known to the Company at the time of such Voluntary Termination by Executive, would constitute Cause; or (iv) for Good Reason.

4.2 Non-Renewal by Executive, Voluntary Termination, or Termination for Cause. Executive’s employment hereunder may be terminated upon Executive’s failure to renew the Agreement in accordance with Section 1.2, by the Company for Cause or by a Voluntary Termination. If Executive’s employment is terminated upon Executive’s failure to renew the Agreement, by the Company for Cause or by a Voluntary Termination, Executive shall be entitled to receive:

4.2.1 any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date;

4.2.2 any earned but unpaid Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Bonus shall be forfeited;

4.2.3 reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

4.2.4 such employee benefits (including equity compensation), if any, as to which Executive may be entitled under the Company’s or an affiliate’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 4.2.1 through 4.2.4 are referred to herein collectively as the “Accrued Amounts”. The Company shall have no further obligation or liability to Executive relating to this Agreement, Executive’s employment hereunder, or the termination thereof, other than the Accrued Amounts.

4.3 Non-renewal by the Company or Termination Without Cause Not in Connection with a Change in Control. The Company may terminate Executive’s employment at any time without Cause upon delivery of a Termination Notice by the Company or by failing to renew this Agreement in accordance with Section 1.2. In the event the Company terminates Executive’s employment without Cause (other than on account of Executive’s death or Disability) or by failing to renew this Agreement in accordance with Section 1.2 and in each case, at the time of termination, no Change in Control had occurred within a twenty four (24) month period prior to the termination, Executive shall be entitled to receive the Accrued Amounts.

In addition, so long as Executive does not violate any term(s) of Section 5 or 6 of this Agreement and Executive executes and does not revoke a general release and waiver in the form attached hereto as Schedule A, Executive shall be entitled to the following (the “Severance Benefits”):

4.3.1 In the event of an involuntary termination of Executive’s employment by the Company without Cause, an amount equal to the sum of (i) 1.5 times Executive’s Base Salary as of the Termination Date, plus (ii) 1.5 times the greater of (A) the amount of any cash bonus payable to Executive for the year in which the Termination Date occurs (provided that if Executive’s bonus for such year has not been determined as of the Termination Date, then the amount of the bonus shall be determined as if Executive earned 100% of the targeted performance bonus for such year, to the extent such target bonus exists) or (B) the amount of the cash bonus paid to Executive for services rendered during the year immediately prior to the calendar year in which the Termination Date occurs. Such amount shall be paid in equal installments over a twelve (12) month period on the Company’s regular pay dates.

4.3.2 In the event of an involuntary termination of Executive’s employment by the Company without Cause, reimbursement from the Company for the cost of any applicable COBRA health and dental premiums for Executive and his dependents until the earlier to occur of (A) Executive finding new employment at which health and dental insurance is available to him, or (B) eighteen (18) months following the Termination Date, or (C) the date on which Executive’s and his dependents’ eligibility for COBRA coverage under the Company’s or an affiliate’s applicable benefit plans expires. The COBRA reimbursement payments will be made on the first day of each month.

4.3.3 In the event of the Company’s failing to renew this Agreement in accordance with Section 1.2, an amount equal to the sum of (i) 0.75 times Executive’s Base Salary as of the Termination Date, plus (ii) 0.75 times the greater of (A) the amount of any cash bonus payable to Executive for the year in which the Termination Date occurs (provided that if Executive’s bonus for such year has not been determined as of the Termination Date, then the amount of the bonus shall be determined as if Executive earned 100% of the targeted performance bonus for such year, to the extent such target bonus exists) or (B) the amount of the cash bonus paid to Executive for services rendered during the year immediately prior to the calendar year in which the Termination Date occurs. Such amount shall be paid in equal installments over a six (6) month period on the Company’s regular pay dates.

4.3.4 In the event of the Company’s failing to renew this Agreement in accordance with Section 1.2, reimbursement from the Company for the cost of any applicable COBRA health and dental premiums for Executive and his dependents until the earlier to occur of (A) Executive finding new employment at which health and dental insurance is available to him, or (B) twelve (12) months following the Termination Date, or (C) the date on which Executive’s and his dependents’ eligibility for COBRA coverage under the Company’s or an affiliate’s applicable benefit plans expires. The COBRA reimbursement payments will be made on the first day of each month.

The Severance Benefits under Section 4.3.1 and 4.3.3 shall commence on the first regular pay date of the Company that occurs on or after the sixtieth (60th) day following the Termination Date, provided Executive has executed the general release and waiver in the form attached hereto as Schedule A and any period for revocation of such release and waiver has expired prior to such date. The Severance Benefits under Section 4.3.2 and 4.3.4 shall commence on the first day of the first month on or after the sixtieth (60th) day following the Termination Date, provided Executive has executed the general release and waiver in the form attached hereto as Schedule A and any period for revocation of such release and waiver has expired prior to such date.

Should the Company learn that Executive has violated any of the terms of Sections 5 or 6 of this Agreement during the period in which Executive was paid additional post-termination Base Salary or received any post-termination benefits, then the Company may immediately cease such payments and cease or cause to be ceased the provision of any Severance Benefits, and Executive must, on demand, repay to the Company the payments (or equivalent value of the benefits received by Executive) for each month in which Executive breached any of the terms of Sections 5 or 6. The Company may, in its sole discretion, cease any such payments or the provision of any such benefits, and release Executive, in writing, from Executive’s obligations pursuant to Sections 5 and 6. However, any decision by the Company to not make payments to Executive pursuant to this Section does not release Executive from Executive’s duties under Sections 5 or 6 unless the Company agrees, in writing, to so release Executive. By signing the general release and waiver in the form attached hereto as Schedule A, and by accepting payments, benefits or any other consideration thereunder, Executive acknowledges and agrees that he waives any and all other severance payments pursuant to any other plan or program of the Company.

4.4 Death and Disability. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death during the Term, and the Company may terminate Executive’s employment on account of Executive’s Disability. If Executive’s employment is terminated on account of death or Disability, Executive or, as applicable, Executive’s estate, legal representatives or designee shall be entitled to receive the Accrued Amounts.

4.5 Change in Control Termination. Notwithstanding any other provision contained herein, if Executive’s employment hereunder is terminated by Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 1.2 or without Cause (other than on account of Executive’s death or Disability), in each case within twenty four (24) months following a Change in Control, then so long as Executive does not violate any term(s) of Section 5 or 6 of this Agreement and Executive executes and does not revoke a general release and waiver in the form attached hereto as Schedule A, Executive shall be entitled to the following (the “Change in Control Severance Benefits”):

4.5.1 An amount equal to the sum of (i) three (3) times the Executive’s Base Salary as of the Termination Date, plus (ii) three (3) times the greater of (A) the amount of any cash bonus payable to Executive for the year in which the Termination Date occurs (provided that if Executive’s bonus for such year has not been determined as of the Termination Date, then the amount of the bonus shall be determined as if Executive earned 100% of the targeted performance bonus for such year, to the extent such target bonus exists) or (B) the amount of the cash bonus paid to Executive for services rendered during the year immediately prior to the calendar year in which the Change in Control occurred. Notwithstanding the foregoing, for purposes of the preceding sentence, if Executive’s employment is terminated by Executive for Good Reason because of a reduction in Executive’s Base Salary as described in Section 4.1.3(i), Executive’s Base Salary shall be the Base Salary in effect immediately prior to such reduction. The amount described in this paragraph will be paid in one lump sum on the sixtieth (60th) day following the Termination Date; provided, however, that to the extent the amount described in this paragraph is subject to Section 409A of the Code and payment of such amount in a lump sum would violate Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, the amount described in this paragraph will be paid in equal installments over a twelve (12) month period on the Company’s regular pay dates, commencing on the first regular pay date of the Company that occurs on or after the sixtieth (60th) day following the Termination Date.

4.5.2 Reimbursement from the Company for the cost of any applicable COBRA health and dental premiums for Executive and his dependents until the earlier to occur of (A) Executive finding new employment at which health and dental insurance is available to him, or (B) eighteen (18) months following the Termination Date, or (C) the date on which Executive’s and his dependents’ eligibility for COBRA coverage under the Company’s or an affiliate’s applicable benefit plans expires. The COBRA reimbursement payments will be made on the first day of each month, beginning on the first day of the first month on or after the sixtieth (60th) day following the Termination Date.

In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions providing grounds for termination for Good Reason within ninety (90) days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty (30) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

Should the Company learn that Executive has violated any of the terms of Sections 5 or 6 of this Agreement during the period in which Executive was paid additional post-termination Base Salary or received any post-termination benefits, then the Company may immediately cease such payments and cease or cause to be ceased the provision of any Change in Control Severance Benefits, and Executive must, on demand, repay to the Company the payments (or equivalent value of the benefits received by Executive) for each month in which Executive breached any of the terms of Sections 5 or 6. The Company may, in its sole discretion, cease any such payments or the provision of any such benefits, and release Executive, in writing, from Executive’s obligations pursuant to Sections 5 and 6. However, any decision by the Company to not make payments to Executive pursuant to this Section does not release Executive from Executive’s duties under Sections 5 or 6 unless the Company agrees, in writing, to so release Executive. By signing the general release and waiver in the form attached hereto as Schedule A, and by accepting payments, benefits or any other consideration thereunder, Executive acknowledges and agrees that he waives any and all other severance payments pursuant to any other plan or program of the Company.

For purposes of this Agreement, “Change in Control” has the same meaning as set forth in the Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan, as may be amended from time to time, which definition is incorporated herein by reference.

4.6 Code Section 280G. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section 4.6, be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Code Section 409A until no amount payable to Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

All calculations and determinations under this Section 4.6 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4.6, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and Section 4999. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 4.6. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

4.7 Other Termination Obligations. Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to Executive in the course of, or incident to, Executive’s employment by the Company belongs to the Company and shall be promptly returned to the Company upon termination of employment. “Personal Property” includes, without limitation, all automobiles, computers, equipment, credit cards, books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company or any subsidiary or affiliate thereof. Following termination, Executive will not retain any written or other tangible material containing any proprietary information, Confidential Information (as defined below) of the Company.

5. Confidential Information.

5.1 Definitions. For purposes of this Section 5 and its subsections, the term “Company” shall include Company and each of its direct and indirect parents, subsidiaries and affiliates. For purposes of this Agreement:

5.1.1 The term “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Some examples of the Company’s Confidential Information include, but are not limited to, information regarding past, current and prospective customers, investors, business affiliates, employees, and contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, type and amount of services used, financial data, pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including the performance, skills, abilities and payment of employees; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Confidential Information, as defined in this Agreement, also includes any such information that Executive may originate, learn, have access to or obtain, whether in tangible form or memorized. Additionally, Executive recognizes that the Company’s Confidential Information is dynamic and ever-changing and that the Company has agreed to provide Executive with access to Confidential Information in a greater quantity and/or expanded nature than any such Confidential Information that may have already been provided to Executive. Executive also acknowledges that the Company’s business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company.

5.1.2 Confidential Information shall not include, and Executive’s obligations under this Agreement shall not extend to: (i) information which is generally known and available to the public through no violation by Executive of any of Executive’s obligations in this Agreement; (ii) information obtained by Executive from third persons (other than employees, customers or suppliers of the Company), not under agreement to maintain the confidentiality of same; and (iii) information which is required to be disclosed by law or legal process.

5.2 Property of the Company. The Company promises to provide, and Executive acknowledges that in connection with the performance of Executive’s duties during the Term Executive will have access to certain Confidential Information. Executive also acknowledges that in connection with the performance of Executive’s duties, Executive will have the opportunity to develop goodwill and establish rapport with the Company’s customers. Executive agrees that any and all Confidential Information learned, obtained or developed by Executive during the course of Executive’s employment with the Company or otherwise (including, without limitation, information that Executive obtained or developed through or in connection with Executive’s employment with the Company prior to the date of this Agreement) whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the exclusive property of the Company. Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and during the Term and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

5.3 Non-Disclosure. Executive covenants and agrees that at all times during and following termination of Executive’s employment, Executive will hold in the strictest confidence and will not intentionally or negligently disclose, use, publicize, lecture upon or publish any Confidential Information, and will not use any Confidential Information for Executive’s own benefit, or intentionally or negligently disclose any Confidential Information to, or intentionally or negligently use any Confidential Information for the benefit of, anyone outside of the Company; except to the extent that it is necessary in connection with Executive’s duties on behalf of the Company. Executive acknowledges that Executive is obligated under this Agreement to use Executive’s best efforts to ensure that no Confidential Information is disclosed.

5.4 Effect of Termination. Upon termination of Executive’s employment, or upon an earlier request of the Company, Executive shall immediately deliver to the Company all memoranda, data listings, computer programs, manuals, letters, electronic mail, notes, notebooks, specifications, reports, documents, records, devices, models or other materials, and all copies or reproductions thereof, that contain Confidential Information, which Executive may then possess or have under Executive’s control.

5.5 Executive’s Assistance. Upon termination of Executive’s employment under this Agreement, Executive agrees to assist the Company in the transition of Executive’s duties and business relationships.

6. Restrictive Covenants. For purposes of this Section 6 and its subsections, the term “Company” shall include the Company and each of its direct and indirect parents, affiliates and subsidiaries anywhere in North America. In exchange for the provision of Confidential Information, Executive’s opportunity to develop goodwill and establish rapport with the Company’s customers, Executive’s award of restricted stock, and as covenants ancillary to the enforcement of Executive’s commitment to protect the Company’s Confidential Information, the parties hereto agree to the following provisions:

6.1 Definitions.

6.1.1 “Noncompetition Period” shall mean the period beginning the first day of the Term and ending twelve (12) months after Executive’s employment is terminated for any reason.

6.1.2 “Area of Interest” shall mean a ten (10) mile radius of the boundary of any Company mineral property interest or of any prospective Company mineral property interest known by Executive at the time of Executive’s Termination Date.

6.1.3 The term “Business” shall mean the exploration and development of onshore oil and gas assets.

6.1.4 The term “Customer” shall mean: (i) any person or entity to which the Company sold and/or provided products and/or services in the one-year period immediately preceding Executive’s termination of employment with the Company; (ii) any person or entity to which the Company was to potentially sell and/or provide products and/or services in the one-year period immediately preceding Executive’s termination of employment with the Company if the Company had taken steps with the direct objective of obtaining business from such person or entity; or (iii) employees or former employees of such an entity, with whom Executive had contact as a result of performing Executive’s duties for the Company in the one-year period immediately preceding Executive’s termination of employment with the Company.

6.2 During the Noncompetition Period, in the event that Executive, in Executive’s individual capacity, shall be presented with, or made aware of, any commercial proposal, solicitation, deal, transaction or opportunity relating to the Business in the Area of Interest (“New Business Opportunity”), Executive shall immediately notify and present the terms and conditions of such New Business Opportunity to the Company; whether or not the Company or a subsidiary of the Company elects to take advantage of such New Business Opportunity, Executive shall not present such New Business Opportunity to any person other than the Company.

6.3 During the Noncompetition Period, Executive shall be engaged exclusively in providing services on behalf of the Company and shall ensure that, except to the extent that Executive is performing services on behalf of the Company, Executive shall not (A) invest or otherwise take advantage of, directly or indirectly, any New Business Opportunity, or (B) engage, directly or indirectly, in any other activity or take any other employment in either case relating to, or competing with, the Business or any other business (whether in existence as of the date of this Agreement or created or acquired thereafter) conducted by the Company in the Area of Interest as of the date of this Agreement or at any time during the Noncompetition Period, or perform services for third parties that are competitive with the Business or any other business conducted by the Company (“Competitive Services”); (C) directly or indirectly own, operate, advise, manage, carry on, establish, acquire control of, invest in or have an interest (in the capacity of a shareholder, partner, principal, consultant, or any other relationship or capacity) in, any business that engages or participates in the Business in the Area of Interest or that performs Competitive Services, (D) directly or indirectly induce or solicit, or attempt to induce or solicit, employees, salesmen, agents, consultants, distributors, representatives or advisors to terminate or reduce their relations with the Company without the prior written approval of the Company, or (E) directly or indirectly induce or solicit, or attempt to induce or solicit, Customers to terminate or reduce their relations with the Company without the prior written approval of the Company. Executive shall be deemed to be engaged in the Business or performing Competitive Services if Executive shall engage in such business or perform such services directly or indirectly, whether for Executive’s own account or for that of another person or entity, except as an Officer or Manager of the Company. In addition, Executive shall not, directly or indirectly, rent, lease, sell, license, contribute or otherwise transfer or make available (collectively, a “Disposition”) (1) trademarks, service marks, trade dress, logos, trade names and corporate names or (2) books, records, invoices, documents, ledgers, financial data, files, customer data, reports, product and design manuals, plans, drawings, tax returns, technical manuals, management information systems (including related computer software), or Confidential Information related to the Business, to any third party unless, prior to such Disposition, the transferee enters into an agreement not to compete with the Company on terms substantially similar to those set forth in this Section 6.

6.4 Notwithstanding anything to the contrary contained in this Agreement, the prohibitions of this Section 6 shall not be deemed to prevent Executive from acquiring and/or holding a passive equity interest in any business provided the equity acquired and/or held is publicly traded and is not more than one percent (1%) of the economic interest of such business.

6.5 Executive agrees that if, at some later date, a court of competent jurisdiction determines that any of the covenants in Section 6 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under the law.

7. Remedies. For purposes of this Section 7 the term the “Company” shall mean the Company and each of its direct and indirect parents and subsidiaries. The parties hereby acknowledge that there are legitimate protectable business interests at stake (such as protection of the goodwill, Customers, employees and Confidential Information of the Company) and that breach of the covenants contained in Sections 5 and 6 would cause irreparable harm and injury to the Company, which cannot adequately be remedied through damages at law. Accordingly, the parties agree that the Company’s remedies may include specific performance, a temporary restraining order, preliminary and permanent injunctive relief, or other equitable relief against any threatened or actual breach by Executive of Sections 5 and/or 6 of this Agreement. Nothing contained in this Section 7 shall prohibit the Company from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled. The termination of Executive’s employment with the Company or this Agreement for any reason shall not be deemed a waiver by the terminating party of any breach of this Agreement by the non-terminating party or of any other obligation owed to the terminating party, and notwithstanding such a termination, the non-terminating party shall be liable for all damages attributable to such a breach. If Executive is found to have breached any promise made in Sections 5 and/or 6 of this Agreement, the Noncompetition Period will be extended by a month for every month in which there was a breach so that the Company is provided the benefit of the full Noncompetition Period.

8. Reasonableness of Restrictions and Reformation. The Company and Executive acknowledge the reasonableness of the agreements set forth in Sections 5 and 6, including the reasonableness of the Area of Interest, duration of time and scope of activity restrained that are specified in Section 6. Executive further acknowledges that Executive’s skills are such that Executive can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent Executive from earning a living.

9. Non-Disparagement. Executive shall not, during the Term of this Agreement or any time thereafter, make any untrue, misleading, or defamatory statements concerning the Company or its affiliates, subsidiaries, agents, employees or representatives (collectively “Company Parties”). Executive will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company Parties, or otherwise take any action which might reasonably be expected to cause damage or harm to the Company Parties. However, nothing in this Agreement prohibits Executive from enforcing Executive’s rights under this Agreement, testifying truthfully as a witness, or complying with other legal obligations, such as communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions.

10. Miscellaneous.

10.1 Dispute Resolution and Waiver of Jury Trial. ANY DISPUTE, CONTROVERSY OR CLAIM, OF ANY AND EVERY KIND OR TYPE, WHETHER BASED ON CONTRACT, TORT, STATUTE, REGULATIONS, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY WAY TO THIS AGREEMENT, THE OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY DISPUTE AS TO THE EXISTENCE, VALIDITY, CONSTRUCTION, INTERPRETATION, NEGOTIATION, PERFORMANCE, NON-PERFORMANCE, BREACH, TERMINATION OR ENFORCEABILITY OF THIS AGREEMENT, OR EXECUTIVE’S EMPLOYMENT RELATIONSHIP WITH THE COMPANY OR THE TERMINATION THEREOF (IN EACH CASE, A “DISPUTE”), WITH THE EXCEPTION OF THE COMPANY SEEKING INJUNCTIVE RELIEF FOR ANY BREACH OR THREATENED BREACH BY EXECUTIVE OF SECTIONS 5 OR 6 OF THIS AGREEMENT, SHALL BE RESOLVED SOLELY AND EXCLUSIVELY IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN THIS SECTION 10.1. THE PARTIES SHALL ATTEMPT IN GOOD FAITH TO SETTLE ANY DISPUTE BY MUTUAL DISCUSSIONS WITHIN THIRTY (30) DAYS AFTER THE DATE THAT ONE PARTY GIVES NOTICE TO THE OTHER PARTY OF SUCH A DISPUTE. IF THE DISPUTE IS NOT RESOLVED WITHIN SUCH THIRTY (30) DAY PERIOD, THE DISPUTE SHALL BE FINALLY SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS EMPLOYMENT ARBITRATION RULES, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATION SHALL BE HELD IN FORT WORTH, TEXAS AND PRESIDED OVER BY THREE ARBITRATORS. THE PARTY GIVING NOTICE OF THE DISPUTE SHALL APPOINT ONE ARBITRATOR, AND THE OTHER PARTY OR PARTIES TO THE DISPUTE SHALL APPOINT ONE ARBITRATOR. THE TWO APPOINTED ARBITRATORS SHALL TOGETHER APPOINT A THIRD ARBITRATOR. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL ON ALL MATTERS SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 10.1.

10.2 Waiver. The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

10.3 Entire Agreement. Except as otherwise provided in this Agreement, this Agreement, all Schedules to this Agreement and all agreements referenced in this Agreement, represent the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter of this Agreement, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Executive from the Company as well as previously executed employment agreements.

10.4 Modification. No modification or amendment to this Agreement, or any provision hereof, shall be effective for any purpose unless specifically set forth in a writing signed by Executive and an authorized representative of the Company.

10.5 Survivability of Terms. The terms and provisions of the Company’s and Executive’s obligations or agreements under Sections 4, 5, 6, 7, 9 and 10 to this Agreement shall survive any termination of Executive’s employment under this Agreement and will be construed as agreements independent of any other provisions of this Agreement.

10.6 Notices. All notices and other communications under this Agreement must be in writing and must be given by personal delivery, facsimile, email or first class mail, postage prepaid, certified or registered with return receipt requested, and will be deemed to have been duly given upon confirmed receipt if personally delivered, or three (3) days after deposit, if mailed, to the respective persons named below:

If to the Company:

Energy and Exploration Partners, LLC

Two City Place, Suite 1700

100 Throckmorton

Fort Worth, TX 76102

Telephone: (817) 789-6712

Attention: Robert Karpman

Fax No.: (817) 332-5001

Email: RKarpman@Enexp.com

If to Executive:

David L. Patty, Jr.

_________________

_____________, Texas ___________

Fax No.: _______________________

Email: _________________________

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

10.7 Governing Law and Venue.

10.7.1 This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed exclusively by and in accordance with the laws of the State of Texas without regard to the conflict of law principles thereof. Exclusive venue of any dispute relating to this Agreement or Executive’s employment with or separation from employment with the Company shall be, and is convenient in, Tarrant County, Texas. The parties agree to waive any challenge to the application of Texas law or of Tarrant County venue to any dispute or claim arising from or related to this Agreement.

10.7.2 The parties agree that irreparable damage would occur and that the parties will not, and could not reasonably be expected to, have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, such remedy being in addition to any other remedy to which the parties are entitled at law or in equity.

10.8 Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

10.9 Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, time period, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

10.10 Code Section 409A.

10.10.1 This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the

Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

10.10.2 Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and Executive is determined to be a “specified employee” as defined in Code Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any such payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

10.10.3 To the extent required by Code Section 409A: (1) all reimbursements under this Agreement shall be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (2) the amount of expenses eligible for reimbursement or in-kind benefits provided under this Agreement during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (3) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit. Further, any tax gross-up payments under this Agreement shall be made by the end of the calendar year following the calendar year in which the Executive remits the related taxes. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

10.10.4 In the event that following the date hereof the Company or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A, Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Code Section 409A and related regulations or other guidance.

10.11 Headings; Interpretation. The section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement. No consideration will be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

10.12 Assignment. This Agreement is a personal employment contract and the rights and interest of Executive under this Agreement may not be sold, transferred, assigned, pledged, or hypothecated, directly or indirectly, or by operation of law or otherwise.

10.13 Successors. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns and upon Executive and Executive’s legal representatives.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

Energy and Exploration Partners, LLC

By:
Name:
Title:

EXECUTIVE:

David L. Patty, Jr.

SCHEDULE A

(attached)

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made between                                  (“Executive”) and Energy and Exploration Partners, LLC (the “Company”).

1.	Termination of Employment. The Company has determined that it must terminate Executive’s employment effective , 20 (the “Termination Date”). In the event Executive executes and does not revoke this Agreement pursuant to Section 16 below, and abides by Executive’s obligations contained herein, Executive shall be provided all of the consideration described in Section 3 of this Agreement.

2.	Effective Date. Executive has up to and including twenty-one (21) days from receipt of this Agreement within which to consider the Agreement before executing it (or can execute this Agreement at any time after knowingly and voluntarily electing to reduce this time period). The Agreement will become final, binding and enforceable on the eighth day after Executive returns a signed original to [ ],[ ][ ], with a copy to [ ],[ ][ ] (the “Effective Date”), provided that the Executive does not revoke this Agreement in the manner described in Section 16 below.

3.	Separation Benefits for Executive. In exchange for (1) the waiver and release contained in Section 4 of this Agreement, and (2) Executive’s agreement to abide by the other promises contained herein, the Company agrees that Executive shall be entitled to: [Severance Benefits]. Such payments shall be reduced by all required statutory deductions or withholdings, if any. Executive will not receive the payments or any benefits described in this Section unless he signs and does not revoke this Agreement and also abides by all of the obligations contained in Sections 5 and 6 of Executive’s Employment Agreement. Should the Company learn that Executive has violated any of the terms of Sections 5 or 6 of the Employment Agreement during the period in which Executive is paid the separation benefits described in this Section, then the Company may immediately cease such payments and cease or caused to be ceased the provision any benefits to Executive, and Executive must, on demand, repay to the Company the payments (or equivalent value of the benefits received by Executive) for each month in which Executive breached any of the terms of Sections 5 or 6 of the Employment Agreement.

4.

Release and Waiver. In exchange for the consideration referred to above, the sufficiency of which is acknowledged, and to which Executive acknowledges Executive would not otherwise be entitled, Executive, on behalf of Executive, Executive’s heirs, executors, successors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge, as permitted by law, the Company, its owners, partners, officers, managers, administrators, employees, directors, attorneys, affiliates, subsidiaries, parent companies, successors and assigns (collectively, the “Company Parties”) from any and all claims, causes of action or promises of any and every kind, whether known or unknown, that are based upon facts occurring prior to the date this Agreement is executed by Executive, including but not limited to, the following: (a) any contractual claims, including any claims related to, regarding or arising from any and all aspects or terms of any agreement with the

Company; (b) any statutory claims, including but not limited to, claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Acts of 1964 and 1991 (“Title VII”), the Executive Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Civil Rights Act of 1866, the Civil Rights Act of 1991, Veterans’ Employment and Reemployment Rights Act, Uniformed Services Employment and Reemployment Rights Act, or arising from any federal, state, or local statute, ordinance or regulation; (c) any and all tort claims, including claims for negligence; and (d) any claims, matters, or actions related to Executive’s employment and/or affiliation with, or separation from, any of the Company Parties. This Section does not prohibit Executive from filing a charge with a federal or state administrative agency; however, Executive understands, acknowledges and agrees that in accordance with this Section of the Agreement, Executive has waived any and all claims for monetary damages in any such agency proceedings.

5.	Tax Indemnification of Company. Executive agrees to pay federal and state taxes, if any, that Executive is required by law to pay with respect to this Agreement. If Executive fails to pay any required taxes with respect to this Agreement, Executive agrees to INDEMNIFY AND HOLD HARMLESS the Company Parties from any and all claims, demands, deficiencies, levies, assessments, penalties or recoveries by any government or entity against the Company Parties for any amounts claimed due on account of Executive’s failure to pay any required taxes with respect to the amounts designated in this Agreement, including the Company Parties’ reasonable attorneys’ fees in any disputes related to those payments.

6.	Non-Admission. This Agreement is not an admission by the Company of any wrongdoing or liability whatsoever, and any wrongdoing or liability is denied by the Company.

7.	Confidentiality. Executive represents and agrees that Executive shall keep the terms, amount, and facts of this Agreement completely confidential and that Executive shall not hereafter disclose, directly or indirectly, any information concerning this Agreement to anyone, except Executive’s attorney(s), tax advisor(s), or spouse, or except as may be required by any federal or state agency or court, or as otherwise required by law. Executive shall affirmatively instruct Executive’s attorney(s), tax advisor(s) and spouse to abide strictly by the confidentiality requirement imposed in this Agreement.

8.

Proprietary Information and Return of Company Property. Executive agrees that Executive shall not, without the express written consent of the Company, directly or indirectly communicate or divulge to, or use for Executive’s own benefit or for the benefit of any other person, firm, association, or corporation, any of the trade secrets, proprietary data, or other confidential information of the Company, which trade secrets, proprietary data, and other confidential information were communicated to Executive, or otherwise learned or acquired by Executive, during Executive’s employment relationship with the Company. Such trade secrets, proprietary data, or other confidential information include, but are not limited to, know how, manuals, writings and other works of authorship, computer programs, diagrams, schematics, methods, processes, techniques, business strategies and plans, financial information, accounting information, personnel information, marketing plans, the identities of past, future, and present customers, contractors, and suppliers, customer communications, customer lists and data, organizational charts, corporate books and records, legal documents, executive compensation information, and the like, which relate in any manner to the actual or anticipated business of the Company or the Released Parties. Executive agrees to return to the Company on or about Executive’s termination date, all property in Executive’s possession belonging to the Company, including, but not limited to, keys, I.D. badges, parking tags, credit cards, cellular phones, pagers, equipment, tools, supplies, computers, and originals and/or copies of documents, trade secrets, proprietary information, confidential information, books, handbooks, records, computer software, computer discs or tapes and any and all hard copies derived therefrom, and any and all other information pertaining to the business of the Company.

9.	No Future Employment. Executive agrees that Executive waives any right to reinstatement or future employment with the Company Parties, although the Company Parties may waive this provision if they wish to employ Executive in the future.

10.	Non-disparagement. Executive shall not, during the twenty-one (21) day consideration period or subsequent to the date this Agreement is signed, make any untrue, misleading, or defamatory statements concerning the Company Parties. Executive will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company Parties, or otherwise take any action which might reasonably be expected to cause damage or harm to the Company Parties. However, nothing in this Agreement prohibits Executive from enforcing Executive’s rights under this Agreement, testifying truthfully as a witness, or complying with other legal obligations, such as communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions.

11.

DISPUTE RESOLUTION AND WAIVER OF JURY TRIAL. ANY DISPUTE, CONTROVERSY OR CLAIM, OF ANY AND EVERY KIND OR TYPE, WHETHER BASED ON CONTRACT, TORT, STATUTE, REGULATIONS, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY WAY TO THIS AGREEMENT, THE OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY DISPUTE AS TO THE EXISTENCE, VALIDITY, CONSTRUCTION, INTERPRETATION, NEGOTIATION, PERFORMANCE, NON-PERFORMANCE, BREACH, TERMINATION OR ENFORCEABILITY OF THIS AGREEMENT, OR EXECUTIVE’S EMPLOYMENT RELATIONSHIP WITH COMPANY OR THE TERMINATION THEREOF (IN EACH CASE, A “DISPUTE”), WITH THE EXCEPTION OF THE COMPANY SEEKING INJUNCTIVE RELIEF FOR ANY BREACH OR THREATENED BREACH BY EXECUTIVE OF SECTIONS 5 OR 6 OF THE EMPLOYMENT AGREEMENT, SHALL BE RESOLVED SOLELY AND EXCLUSIVELY IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN THIS SECTION 10. THE PARTIES SHALL ATTEMPT IN GOOD FAITH TO SETTLE ANY DISPUTE BY MUTUAL DISCUSSIONS WITHIN THIRTY (30) DAYS AFTER THE DATE THAT ONE PARTY GIVES NOTICE TO THE OTHER PARTIES OF SUCH A DISPUTE. IF THE DISPUTE IS NOT RESOLVED WITHIN SUCH THIRTY (30) DAY PERIOD, THE DISPUTE SHALL BE FINALLY SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS

EMPLOYMENT ARBITRATION RULES, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATION SHALL BE HELD IN FORT WORTH, TEXAS AND PRESIDED OVER BY THREE ARBITRATORS. THE PARTY GIVING NOTICE OF THE DISPUTE SHALL APPOINT ONE ARBITRATOR, AND THE OTHER PARTY OR PARTIES TO THE DISPUTE SHALL APPOINT ONE ARBITRATOR. THE TWO APPOINTED ARBITRATORS SHALL TOGETHER APPOINT A THIRD ARBITRATOR. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL ON ALL MATTERS SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 10.

12.	Entire Agreement. This Agreement sets forth the entire separation agreement between Executive and the Company Parties and supersedes all prior written or oral understandings or agreements pertaining to Executive’s separation from employment with the Company.

13.	Controlling Law. This Agreement has been negotiated and executed by one or more parties in the State of Texas and the parties agree that Texas law applies exclusively to it. If any part of this Agreement is found to be invalid, the remaining parts of the Agreement will remain in effect as if there were no invalid part(s). Exclusive venue of any dispute relating to this Agreement or Executive’s employment with or separation from the Company or any of the Company Parties shall be, and is convenient in, Tarrant County, Texas. The parties agree to waive any challenge to the application of Texas law or of Tarrant County venue to any dispute or claim arising from or related to this Agreement.

14.	Advisement. The Company hereby advises Executive to consult with an attorney concerning the Agreement prior to signing the Agreement.

15.	OWBPA Acknowledgment. Executive acknowledges, represents and agrees, in compliance with the Older Worker Benefit Protection Act, (i) that Executive is advised, and is fully aware of Executive’s right, to consult with and discuss any and all aspects of this matter with an attorney of Executive’s choice, (ii) that Executive has carefully read and fully understands all of the provisions of this Agreement, (iii) that Executive has had up to and including a full twenty-one (21) days within which to consider this Agreement before executing it (or by executing this Agreement has knowingly and voluntarily elected to reduce this time period), (iv) that if a copy the Agreement is not received by [ ],[ ][ ], with a copy to [ ],[ ][ ], within twenty-two (22) days of its presentation to Executive, the Agreement will be considered expired and withdrawn, and, (vii) that Executive accepts the terms of this Agreement as fair and equitable under all the circumstances and voluntarily executes this Agreement.

16.	Revocation. Executive acknowledges that Executive has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. If Executive wishes to revoke the Agreement, Executive must do so in writing to the Company at the address in Section 14.

17.	Miscellaneous. This Agreement is intended to settle and release any and all claims for wages, damages, benefits, and attorneys’ fees and/or costs not otherwise specifically identified herein. Executive agrees that, except as provided by this Agreement, Executive is not entitled to any income, insurance, benefits, salaries, or other payments of any type from any of the Company Parties. The parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by either party. Other than this exception, the parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit, except where required by law. In addition, this Agreement is not a waiver of rights to any vested benefit that Executive may have under other benefit plans provided by the Company.

By:
EXECUTIVE		ENERGY AND EXPLORATION PARTNERS, LLC

Date		(Print Name)

Title:

Date:

25